Exhibit 10.2

FOURTH AMENDMENT to
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of December 10, 2020, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum”), QUANTUM LTO HOLDINGS, LLC, a Delaware limited liability company (“Quantum LTO”; and together with Quantum and each other Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.    Agent, the Lenders and the Borrowers are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018 as amended by the First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 3, 2020, the Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 11, 2020, and the Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of June 16, 2020 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Required Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions.

(a)Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

(b)New Definitions. The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Fourth Amendment” shall mean the Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of the Fourth Amendment Effective Date, by and among Agent, Lenders and the Borrowers.

“Fourth Amendment Effective Date” shall mean December 10, 2020.

“HMRC” shall have the meaning set forth in Section 6.14(e) hereof.

“Special Square Box Reserve” shall mean the reserve which may be established by Agent on or after the Fourth Amendment Effective Date in the event that (but only for so long as) the Special Square Box Reserve Condition has not been satisfied and which may be maintained by Agent until the Indebtedness constituting deferred purchase price obligations in respect of the Square Box Acquisition have been paid in full, which reserve shall be in an amount of up to (x) $2,000,000 during the period from the Fourth Amendment Effective Date through and including the first anniversary of the Fourth Amendment Effective Date, and (y) $1,000,000 during the period from the first anniversary of the Fourth Amendment Effective Date through and including the second anniversary of the Fourth Amendment Effective Date.

“Special Square Box Reserve Condition” shall mean that, on the last day of each month ending on or after the Fourth Amendment Effective Date and on or prior to the earlier of (i) such time as the Indebtedness constituting deferred purchase price obligations in respect of the Square Box Acquisition have been paid in full and (ii) the second anniversary of the Fourth Amendment Effective Date, Average Liquidity for the immediately preceding thirty (30) days is at least $30,000,000, as determined by Agent at any time after the last day of such month.

“Square Box” shall mean Square Box Systems Limited, a company incorporated in England and Wales (registered number 03819556).

“Square Box Acquisition” shall mean the acquisition by Quantum of the Equity Interests of Square Box and the other transactions contemplated by the Square Box Acquisition Agreement, provided that:

i.the board of directors (or other comparable governing body) of Square Box shall have duly approved the acquisition;
ii.the business of Square Box shall be used or useful in the business of the Borrowers, and Quantum shall have provided Agent all memoranda and presentations delivered to the board of directors of Quantum (or a summary of the same reasonably acceptable to the Agent) describing the rationale for the acquisition;
iii.no Indebtedness will be incurred, assumed or will exist with respect to Quantum or its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under clauses (e), (f), (g) or (h) of the definition of “Permitted Indebtedness”, and no Liens will be incurred, assumed or will exist with respect to the assets of Quantum or any of its Subsidiaries as a result of such acquisition, other than Permitted Encumbrances;
iv.subject to the Intercreditor Agreement and subject to and to the extent required by Section 6.14(g) hereof, Agent shall receive a first priority Lien in the Equity Interests and other assets of Square Box acquired by Quantum which do not constitute Excluded Property, subject to documentation consistent with the Collateral-related provisions of this Agreement and the Other Documents and otherwise reasonably satisfactory to Agent;

v.the Loan Parties shall have delivered to Agent unaudited balance sheets and statements of income of Square Box for the twelve (12) month period ending on August 31, 2020 in the format delivered to Quantum by the Square Box Sellers pursuant to the Square Box Acquisition Agreement;
vi.Square Box shall (1) have EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, of at least $1 for the twelve (12) month period ending on August 31, 2020, and (2) subject to and to the extent required by Section 6.14(g) hereof, Square Box shall be added as a Borrower or Guarantor hereunder and be jointly and severally liable for all of the Obligations;
vii.immediately after giving effect to the consummation of the acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5 hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof;
viii.Borrowers shall have Average Liquidity for the thirty (30) days immediately preceding the date of such acquisition of not less than $30,000,000;
ix.on the date of such acquisition and after giving pro forma effect thereto, each of the Payment Conditions shall have been satisfied;
x.on the date of such acquisition, the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of all Permitted Acquisitions (including the Square Box Acquisition) shall not exceed $20,000,000 in the aggregate;
xi.Agent shall have received the Square Box Acquisition Agreement, duly authorized, executed and delivered by the parties thereto, and promptly following the closing date of such acquisition, Quantum shall provide Agent with copies of all of the other Square Box Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto; and
xii.no assets acquired in such acquisition shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.
“Square Box Acquisition Agreement” shall mean the Share Purchase Agreement, expected to be dated on or shortly after the Fourth Amendment Effective Date (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time), by and among Quantum, as purchaser, the Square Box Sellers, as sellers, and the other parties thereto.

“Square Box Acquisition Documents” shall mean, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time): (a) the Square Box Acquisition Agreement, including all of the schedules and exhibits thereto, and (b) all of the other material agreements, documents and instruments executed and delivered in connection therewith or related thereto.

“Square Box Sellers” shall mean Rolf Howarth and the other parties to the Square Box Acquisition Agreement, as sellers.

“Stamp Office” shall have the meaning set forth in Section 6.16(e) hereof.

i.Amendments to Definitions.

a.Excluded Property. The definition of “Excluded Property” set forth in Section 1.2 of the Credit Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding the foregoing, if Square Box becomes a Loan Party in accordance with Sections 6.14(g) hereof, none of its Equity Interests shall constitute Excluded Property pursuant to clauses (d) or (h) of this definition.”

b.Permitted Acquisitions.

i.The definition of “Permitted Acquisitions” set forth in Section 1.2 of the Credit Agreement is hereby amended by deleting the reference to “shall mean an acquisition by a Loan Party of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that:” in such definition and replacing it with the following:

“shall mean, collectively, (x) the Square Box Acquisition and (y) any other acquisition by a Loan Party of the assets, Equity Interests or of any division or line of business of another Person (the “Target”); provided that, in the case of this clause (y):”
ii.The definition of “Permitted Acquisitions” set forth in Section 1.2 of the Credit Agreement is hereby further amended by deleting clause (n) of such definition in its entirety and replacing it with the following:

“(n)    the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts but excluding consideration in the form of issuance of Equity Interests permitted hereunder or paid with the proceeds of the issuance of Equity Interests permitted hereunder), of all such acquisitions (including the Square Box Acquisition) shall not exceed $20,000,000 in the aggregate during the Term;”.

c.Permitted Indebtedness. The definition of “Permitted Indebtedness” set forth in Section 1.2 of the Credit Agreement is hereby amended by deleting clause (h) of such definition in its entirety and replacing it with the following:

“(h) Indebtedness (x) constituting deferred purchase price obligations arising in connection with Permitted Acquisitions, (y) under Permitted Seller Notes and Permitted Earnouts arising in connection with Permitted Acquisitions, and (z) under non-compete payment obligations arising in connection with Permitted Acquisitions, provided that,
(i) such Indebtedness shall at all times be unsecured;
(ii) such Indebtedness described in clauses (x) and (y) above (other than, with respect to any Permitted Acquisition, deferred purchase price obligations arising in connection therewith, the payment of which are not subject to any condition or contingency, other than the passage of time, in an amount (other than with respect to the Square Box Acquisition) not to exceed 15% of the purchase price for such Permitted Acquisition) shall be subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent;
(iii) (A) in no event shall the Loan Parties make any payments in respect of such Indebtedness described in clause (x) above under the Square Box Acquisition Agreement unless (1) Average Liquidity for the thirty (30) days immediately prior to the date of any such payment shall be at least $30,000,000; and (2) as of the date of any such payment and after giving effect thereto, (x) each of the Payment Conditions shall have been satisfied; and (y) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the date of any such payment; and
(B) in no event shall the Loan Parties make any payments in respect of all other Indebtedness described in this clause (h) unless, as of the date of any such payment and after giving effect thereto, (1) each of the Payment Conditions shall have been satisfied; and (2) Quantum and its Subsidiaries, on a consolidated basis, are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the four (4) fiscal quarter period ended one year after the proposed date of such payment; and
(iv) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any time;”.
2.Revolving Advances. Section 2.1(a) of the Credit Agreement is hereby amended by deleting clause (y)(v) of such Section in its entirety and replacing it with the following:

“(v) the Special Square Box Reserve and such other reserves as Agent may reasonably deem proper and necessary from time to time.”

3.Mandatory Prepayments. Section 2.20 of the Credit Agreement is hereby amended by inserting the following new subsection (e) at the end of such Section:

“(e) Upon the receipt by any Loan Party of the Net Cash Proceeds from the issuance or sale of any Equity Interests after the Fourth Amendment Effective Date, Borrowers shall prepay the Advances in an amount equal to one hundred percent (100%) of the first $3,000,000 of such Net Cash Proceeds, promptly, but in no event more than three (3) Business Days following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in accordance with Section 2.20(a) hereof. The foregoing shall not be deemed to be implied consent to any issuance or sale of any Equity Interests otherwise prohibited by the terms and conditions hereof. It is understood and agreed that in no event shall any amounts in excess of $3,000,000 be payable pursuant to this subsection (e).”

4.Investment Property Collateral. Section 4.13(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)    Each Loan Party has the right to transfer the Investment Property free of any Liens (other than Permitted Encumbrances) and will use commercially reasonable efforts to defend its title to the Investment Property against the contrary claims of all Persons. Each Loan Party shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries (other than Foreign Subsidiaries, but excluding Square Box if it becomes a Loan Party in accordance with Section 6.14(g) hereof) arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Agent’s Lien on the Investment Property of such Loan Party arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.”

5.Provisions Regarding Certain Investment Property Collateral. Section 4.14 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“4.14 Provisions Regarding Certain Investment Property Collateral. The operating agreement or limited partnership agreement (as applicable) of any Subsidiary (other than a Foreign Subsidiary, but excluding Square Box if it becomes a Loan Party in accordance with Section 6.14(g) hereof) of any Loan Party hereafter formed or acquired that is a limited liability company or a limited partnership, shall contain the following language (or language to the same effect): “Notwithstanding anything to the contrary set forth herein, no restriction upon any transfer of {membership interests} {partnership interests} set forth herein shall apply, in any way, to the pledge by any {member} {partner} of a security interest in and to its {membership interests} {partnership interests} to PNC Bank, National Association, as agent for certain lenders, or its successors and assigns in such capacity (any such person, “Agent”), or to any foreclosure upon or subsequent disposition of such {membership interests} {partnership interests} by Agent. Any transferee or assignee with respect to such foreclosure or disposition shall automatically be admitted as a {member} {partner} of the Company and shall have all of the rights of the {member} {partner} that previously owned such {membership interests} {partnership interests}.”

6.Representations and Warranties - Authority. Section 5.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“5.1 Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and the Other Documents to which it is a party (i) are within such Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents and, once executed and delivered, the Square Box Acquisition Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, including without limitation, the Term Loan Lenders or the Square Box Sellers, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or complied with prior to the Fourth Amendment Effective Date and which are in full force and effect on the Fourth Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation any of the Term Loan Documents, and once executed and delivered, any of the Square Box Acquisition Documents.”
7.Post-Closing Covenants – Square Box Acquisition. Section 6.14 of the Credit Agreement is hereby amended by inserting the following new clauses (e) through (g) at the end of such Section:

“(e) No later than five (5) Business Days following Quantum’s receipt of the last of the stock transfer forms signed by the applicable Square Box Sellers (or such later date as Agent shall agree in its sole discretion), Quantum shall submit the same electronically, together with payment of the stamp duty payable on such stock transfer forms, to the stamp office of Her Majesty’s Revenue and Customs (“HMRC”) in the United Kingdom (the “Stamp Office”).

(f) No later than five (5) Business Days following Quantum’s receipt of a letter from the Stamp Office confirming that HMRC does not object to the registration of the transfers notified by Quantum and will not seek to impose any penalty under section 17 Stamp Act 1891 (or such later date as Agent shall agree in its sole discretion), Quantum shall update the register of members of Square Box to record Quantum as the holder of the entire issued Equity Interests of Square Box and issue a share certificate in Quantum’s name (limited to 65% of the Equity Interests in Square Box, unless the determination described in clause (g)(ii) below has been made by Quantum by such time).

(g) No later than the later of the date which is (x) twenty (20) Business Days following the registration of Quantum as the sole holder of Equity Interests in Square Box and (y) ninety (90) days following the Fourth Amendment Effective Date (or such later date as Agent shall agree in its sole discretion), (i) Quantum shall complete a tax analysis in connection with Square Box becoming a Borrower or Guarantor under this Agreement and the Other Documents, and (ii) (A) if Quantum reasonably determines in good faith that there are no material adverse tax consequences to the Loan Parties as a result of Square Box becoming a Borrower or Guarantor under this Agreement and the Other Documents, then (1) Square Box shall expressly join in this Agreement and the Other Documents as a Borrower or Guarantor and become jointly and severally liable for the obligations of the other Loan Parties hereunder and thereunder, (2) Square Box shall execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a joinder to this Agreement, and/or a Guaranty and a Guarantor Security Agreement in favor of Agent and such Other Documents governed by the laws of England and Wales and/or the State of New York related thereto as Agent shall reasonably request in connection therewith, (3) Quantum shall execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a Pledge Agreement governed by the laws of England and Wales with respect to 100% of the Equity Interests of Square Box owned by Quantum, and (4) if requested by Agent, to the extent it is customary in England and Wales for counsel to the Agent to provide a legal opinion to creditors, counsel to the Agent shall provide (at the expense of the Borrowers) a legal opinion in favor of Agent and Lenders with respect to matters similar to those covered in the legal opinion delivered under Section 8.1(m) hereof that are applicable to Square Box, and (B) if Quantum reasonably determines in good faith that there would be material adverse tax consequences to the Loan Parties as a result of Square Box becoming a Borrower or Guarantor hereunder and under the Other Documents, then Quantum shall execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, (1) a Pledge Agreement governed by the laws of the State of New York or (2) an addendum to the existing Pledge Agreement, in each case, with respect to 65% of the voting Equity Interests of Square Box and 100% of the non-voting Equity Interests of Square Box owned by Quantum.

(h) No later than the later of the date which is fifteen (15) Business Days following the Fourth Amendment Effective Date (or such later date as Agent shall agree in its sole discretion), Quantum shall cause Square Box to transfer all of the funds of Square Box on deposit with National Westminster Bank in excess of $500,000 to a deposit account of Quantum maintained with PNC.”

8.Exhibits to Credit Agreement. Exhibit 1.2 to the Credit Agreement (Form of Compliance Certificate) is hereby amended by deleting such Exhibit and replacing it with Exhibit 1.2 to this Amendment.

9.Amendment Fee. In consideration of the agreements set forth herein, Borrowers hereby agree to pay to Agent, for the benefit of the Lenders, an amendment fee in the amount of $75,000 (the “Fourth Amendment Fee”), which fee shall be fully earned as of and due and due and payable on the Fourth Amendment Effective Date. Borrowers hereby agree that Agent may, in its sole discretion, charge Borrowers’ Account with the amount of the Fourth Amendment Fee in satisfaction thereof.

10.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent:

a.Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

b.Agent shall have received the Fifth Amendment to the Term Loan Agreement, duly authorized, executed and delivered by the Loan Parties and the Term Loan Lenders;

c.Agent shall have received payment from Borrowers of all fees, charges and disbursements of Agent, including the Amendment Fee, and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment and the Other Documents executed and delivered in connection herewith or related hereto;

d.all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its counsel; and

e.on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

Agent shall notify the Borrowers in writing of the effectiveness of this Amendment, which notice shall be conclusive and binding on all parties to the Credit Agreement.

11.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

f.each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

g.this Amendment has been duly executed and delivered by each Loan Party;

h.this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally;

i.the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any material provisions of any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the Fourth Amendment Effective Date and which are in full force and effect on the Fourth Amendment Effective Date, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation any of the Term Loan Documents;

j.each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

k.each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as of such earlier or specified date; and

l.after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

12.Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

13.Acknowledgments. To induce Agent and Lenders to enter into this Amendment, Borrowers and each other Loan Party acknowledge that:

m.as of the Fourth Amendment Effective Date, (i) Agent and Lenders have performed without default all obligations required of Agent and Lenders under the Credit Agreement and each of the Other Documents; and (ii) there are no disputes with or claims against Agent or Lenders, or any knowledge of any facts giving rise to any disputes or claims, related to the Credit Agreement or any of the Other Documents, including, without limitation, any disputes or claims or knowledge of facts giving rise thereto, that involve a breach or violation on the part of Agent or any Lender of the terms and conditions of the Credit Agreement or any of the Other Documents; and

n.no Loan Party has any valid defense to the enforcement of their respective obligations set forth in the Credit Agreement, the Other Documents or this Amendment, as applicable, by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment.

14.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the Laws of the State of New York.

15.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

16.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

17.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

18.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

19.Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of setoff, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which such Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, any of the Other Documents or transactions thereunder or related thereto; provided that nothing contained herein shall release any Releasee from any Claims resulting from the gross negligence, willful misconduct or material breach of the Credit Agreement or any of the Other Documents by any Releasee as determined by a court of competent jurisdiction in a final non-appealable judgment or order or for any Claim arising with respect to obligations arising under this Amendment or the documents entered into as of the Fourth Amendment Effective Date.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION By: /s/ J. Michael Dodson Name: J. Michael Dodson Title: Chief Financial Officer
QUANTUM LTO HOLDINGS, LLC By: /s/ J. Michael Dodson Name: J. Michael Dodson Title: Chief Financial Officer

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By: /s/ Daniela Piemonte Name: Daniela Piemonte Title: Vice President

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074658.16079/124154215v.8

Exhibit 1.2(b)

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

SCHEDULE A TO COMPLIANCE CERTIFICATE

Calculations of Financial Covenants

SCHEDULE B TO COMPLIANCE CERTIFICATE

Calculation of Special Square Box Reserve Condition

EXHIBIT I TO COMPLIANCE CERTIFICATE

Updates to Schedules

074658.16079/124154215v.5